Exhibit 99.1

Ocular TherapeutixTM Reports Second Quarter 2015 Financial Results

Clinical Programs Advance with Patient Enrollment Finalized in Three Clinical Trials: Phase 3 Allergic

Conjunctivitis Trial, Phase 2b Glaucoma Trial and Phase 2 Inflammatory Dry Eye Trial

Follow-on Public Offering of 4 Million Shares Completed

Conference Call Today at 5:00 pm Eastern Time

BEDFORD, MA, August 10, 2015 (BUSINESS WIRE): Ocular Therapeutix, Inc. (NASDAQ:OCUL), a biopharmaceutical company focused on the development and commercialization of innovative therapies for diseases and conditions of the eye, today announced financial results for the second quarter ended June 30, 2015.

“We continued to make strong progress in our development programs this quarter and look forward to several significant clinical milestones expected during the second half of 2015. For our lead product candidate, DEXTENZA™ (sustained release dexamethasone, 0.4mg), we remain on track to submit an NDA to the FDA for a post-surgical ocular pain indication and initiate a third Phase 3 clinical trial for the treatment of post-surgical ocular inflammation and pain in the fourth quarter of 2015. In addition, we have completed patient enrollment in a Phase 3 clinical trial with DEXTENZA for the treatment of allergic conjunctivitis and for our exploratory Phase 2 clinical trial for the treatment of inflammatory dry eye, as part of our strategy to expand clinical indications for DEXTENZA,” said Amar Sawhney, Ph.D., President and Chief Executive Officer. “We have also closed patient enrollment in our Phase 2b clinical trial of OTX-TP (sustained release travoprost) for the treatment of glaucoma and ocular hypertension and expect topline efficacy data in the fourth quarter.”

Dr. Sawhney further commented, “On the corporate development front, we also made important progress during this quarter, highlighted by the closing of a $101 million follow-on public offering, which resulted in approximately $66 million in net proceeds to the Company. These proceeds will be used to further the clinical development of DEXTENZA for post-operative pain and inflammation, expanded indications for DEXTENZA and OTX-TP for the treatment of glaucoma and ocular hypertension, as well as preclinical development of our sustained release hydrogel depot for the intravitreal delivery of anti-VEGF drugs for the treatment of wet AMD. We believe we are well-positioned to further execute on our vision of leading the development of sustained ophthalmic therapies with proprietary tailored hydrogels to improve patient experience and outcomes.”

Recent Highlights and Anticipated Near-Term Milestones for Key Development Programs

DEXTENZA for the treatment of post-surgical ocular inflammation and pain

•	Submission of an NDA for DEXTENZA for a post-surgical ocular pain indication expected in the fourth quarter of 2015.

•	Initiation of a third Phase 3 clinical trial for DEXTENZA for post-surgical ocular inflammation and pain expected in the fourth quarter of 2015 with modifications to the trial design based on learnings from the previously completed Phase 3 trials, made subsequent to a pre-NDA meeting with the Food and Drug Administration in April 2015.

•	Submission of an NDA supplement for DEXTENZA expected in the second half of 2016 to broaden the indication to include treatment of post-surgical ocular inflammation, subject to favorable results from the third Phase 3 clinical trial and the approval of the NDA for DEXTENZA for the pain indication.

DEXTENZA for the treatment of allergic conjunctivitis and inflammatory dry eye disease

•	DEXTENZA is being investigated for the treatment of allergic conjunctivitis, and has completed enrollment in a Phase 3 clinical trial. Topline efficacy data from the Phase 3 trial is expected in the fourth quarter of 2015, for which the primary endpoints are ocular itching and conjunctival redness. Ocular itching is the labeling for many currently marketed prescription eye drops for allergic conjunctivitis.

•	DEXTENZA is also being investigated for the treatment of inflammatory dry eye disease and is in an exploratory Phase 2 clinical trial which is now fully enrolled, with topline efficacy data expected in the fourth quarter of 2015.

OTX-TP (sustained release travoprost) product candidate for the treatment of glaucoma

•	The Company’s OTX-TP product candidate for the treatment of glaucoma and ocular hypertension is being evaluated in a Phase 2b clinical trial at multiple sites in the United States. Enrollment is now closed and the company expects to report topline efficacy data in the fourth quarter of 2015. This trial has been designed to further assist in the Phase 3 clinical design and to estimate treatment effect relative to timolol, determine the duration of effect up to 3 months and to assess patients’ ability to self-assess the presence of the drug product.

Second Quarter 2015 Financial Results

•	Ocular Therapeutix reported a net loss of approximately $10.0 million, or $(0.45) per share, for the quarter ended June 30, 2015, compared to a net loss of $6.4 million, or $(2.10) per share, for the quarter ended June 30, 2014. The second quarter 2015 results include $1.2 million in non-cash charges for stock-based compensation compared to $0.6 million in non-cash charges for stock-based compensation.

•	Total operating expenses for the quarter ended June 30, 2015 were $10.1 million as compared to $6.0 million for the quarter ended June 30, 2014. Research and development (R&D) expenses for the quarter ended June 30, 2015 were $6.7 million, compared to $4.3 million for the quarter ended June 30, 2014. The increase is primarily related to personnel costs and clinical trials of DEXTENZA and OTX-TP product candidates.

•	Ocular Therapeutix generated $0.5 million in revenue during the three months ended June 30, 2015 from product sales of ReSure® Sealant and from collaborations with corporate partners.

•	As of June 30, 2015, cash and cash equivalents and marketable securities totaled $123.7 million. Cash used in operating activities was $15.4 million for the six months ended June 30, 2015.

•	There was $15.0 million in outstanding debt as of June 30, 2015, with an interest only period through September 30, 2015.

•	As of August 7, 2015, there were approximately 24.7 million shares issued and outstanding.

Conference Call & Webcast Information

Members of the Ocular Therapeutix management team will host a live conference call and webcast today at 5:00 pm Eastern Time to discuss the Company’s financial results and provide a general business update.

The live webcast can be accessed by visiting the investor section of the Company’s website at investors.ocutx.com. Please connect at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 844-464-3934 (U.S.) or 765-507-2620 (International) to listen to the conference call. The conference ID number for the live call will be 98596258. An archive of the webcast will be available until August 24, 2015 on the company’s website.

About Ocular Therapeutix, Inc.

Ocular Therapeutix, Inc. (NASDAQ: OCUL) is a biopharmaceutical company focused on the development and commercialization of innovative therapies for diseases and conditions of the eye using its proprietary hydrogel platform technology. Ocular Therapeutix’s lead product candidates are in Phase 3 clinical development for post-surgical ocular inflammation and pain and allergic conjunctivitis, and Phase 2 clinical development for glaucoma, and inflammatory dry eye disease. The Company is also evaluating sustained-release injectable anti-VEGF drug depots for back-of-the-eye diseases. Ocular Therapeutix’s first product, ReSure® Sealant, is FDA-approved to seal corneal incisions following cataract surgery.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the development of the Company’s product candidates, such as the Company’s plans for regulatory submissions and the design, initiation and conduct of a third clinical trial of DEXTENZA™ for post-surgical inflammation and pain, the ongoing development of the Company’s sustained release hydrogel depot technology, the timing and conduct of the Company’s Phase 2b clinical trial of OTX-TP for the treatment of glaucoma and ocular hypertension, the Company’s Phase 3 clinical trials of DEXTENZA for allergic conjunctivitis and the Company’s Phase 2 clinical trial of OTX-DP for the treatment of inflammatory dry eye disease, the advancement of the Company’s other product candidates and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Such forward-looking statements involve substantial risks and uncertainties that could cause the Company’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to the timing and costs involved in commercializing ReSure® Sealant, the initiation and conduct of clinical trials, availability of data from clinical trials and expectations for regulatory submissions and approvals, the Company’s scientific approach and general development progress, the availability or commercial potential of the Company’s product candidates, the sufficiency of cash resources and need for additional financing or other actions and other factors discussed in the “Risk Factors” section contained in the Company’s quarterly and annual reports on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Investors:

Ocular Therapeutix, Inc.

Brad Smith

Chief Financial Officer

bsmith@ocutx.com

or

Burns McClellan on behalf of Ocular Therapeutix

Kimberly Minarovich, 212-213-0006

kminarovich@burnsmc.com

or

Media:

Scott Corning

Vice President of Sales and Marketing

scorning@ocutx.com

Ocular Therapeutix, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Product revenue	$334	$97	$572	$124
Collaboration revenue	125	—	313	—

Total revenue:	459	97	885	124

Operating expenses:
Cost of product revenue	80	20	136	29
Research and development	6,743	4,292	11,462	9,250
Selling and marketing	1,041	535	1,911	845
General and administrative	2,230	1,196	4,124	2,771

Total operating expenses	10,094	6,043	17,633	12,895

Loss from operations	(9,635)	(5,946)	(16,748)	(12,771)

Other income (expense):
Interest income	28	1	68	2
Interest expense	(405)	(257)	(910)	(300)
Other income (expense), net	3	(190)	3	(331)

Total other expense, net	(374)	(446)	(840)	(629)

Net loss	(10,009)	(6,392)	(17,587)	(13,400)

Accretion of redeemable convertible preferred stock to redemption value	—	(5)	—	(11)

Net loss attributable to common stockholders	$(10,009)	$(6,397)	$(17,587)	$(13,411)

Net loss per share attributable to common stockholders, basic and diluted	$(0.45)	$(2.10)	$(0.81)	$(4.54)

Weighted average common shares outstanding, basic and diluted	22,167,274	3,044,605	21,765,087	2,952,689

Comprehensive loss:
Net loss	$(10,009)	$(6,392)	$(17,587)	$(13,411)
Other comprehensive loss:
Unrealized loss on marketable securities	(8)	—	(8)	—

Total other comprehensive loss	(8)	—	(8)	—

Total comprehensive loss	$(10,017)	$(6,392)	$(17,595)	$(13,411)

OCULAR THERAPEUTIX, INC.

BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$78,686	$37,393
Marketable securities	45,036	37,435
Accounts receivable	164	329
Inventory	145	133
Prepaid expenses and other current assets	2,608	893

Total current assets	126,639	76,183
Property and equipment, net	2,603	1,782
Restricted cash	228	228

Total assets	$129,470	$78,193

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,812	$1,316
Accrued expenses	2,284	3,016
Deferred revenue	125	188
Notes payable, net of discount, current	4,370	1,354

Total current liabilities	9,591	5,874
Deferred rent, long-term	94	112
Notes payable, net of discount, long-term	10,673	13,511

Total liabilities	20,358	19,497

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 authorized at June 30, 2015 and December 31, 2014; no shares issued or outstanding at June 30, 2015 and December 31, 2014	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized at June 30, 2015 and December 31, 2014; 24,719,225 and 21,333,507 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	2	2
Additional paid-in capital	216,133	148,122
Accumulated deficit	(107,015)	(89,428)
Accumulated other comprehensive loss	(8)	—

Total stockholders’ equity	109,112	58,696

Total liabilities and stockholders’ equity	$129,470	$78,193